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                             N E W S   R E L E A S E


              KELLWOOD ANNOUNCES NEW BOARD OF DIRECTOR APPOINTMENT


ST. LOUIS, MO, MARCH 6, 2003 -- Kellwood announced today the election of Larry
R. Katzen to the Company's Board of Directors, according to Hal J. Upbin, chairman, president, and chief executive officer.
         Larry R. Katzen is a seasoned executive in the accounting field with over 30 years of experience. He most recently held the post of Managing Partner for Arthur Anderson's Great Plains Region in St. Louis, Missouri. He retired from Arthur Anderson in 2002.
         "We are pleased to have Larry join our Board. Kellwood will benefit from his knowledge of the retail industry and his international experience and strong accounting background. Larry will complement our existing Board as we move forward with our growth and development plans. We are all looking forward to working with him," stated Upbin. Katzen will stand for re-election at the Annual Shareowners Meeting on May 29, 2003, after filling the unexpired term of deceased director, Edward S. Bottom. He is the seventh independent director on Kellwood's nine member Board.
         Katzen is a member of the board of directors for the St. Louis Regional Commerce and Growth Association, Greater St. Louis Boy Scouts and Junior Achievement of Mississippi Valley. Katzen holds a bachelor of science in accounting from Drake University, Des Moines, Iowa where he served on the Board of Trustees for over 15 years.
         Celebrating over 40 years of value, fashion and diversity, Kellwood (NYSE:KWD) is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R) Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R) are produced under licensing agreements. For more information about the Company, visit Kellwood's website at www.kellwood.com.
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         MEDIA CONTACT: Corina Taylor, Director Corporate Communications,
Kellwood Company, 314.576.3391, Fax 314.576.3434 or corina.taylor@kellwood.com. Corporate Office: 600 Kellwood Parkway, St. Louis, Missouri, 63017.